Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter "this Agreement") is made effective as of September 4, 2007, (the “Effective Date”), between Mediware Information Systems, Inc., (hereinafter "the Company") and Thomas K. Mann (hereinafter the “Executive").

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and President, and the Executive desires to be so employed by the Company, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve as the Chief Executive Officer and President of the Company. The Executive agrees to perform such services customary to such office as shall from time to time be assigned to him by the Board of Directors. The Executive further agrees to use his best efforts to promote the interests of the Company and to devote his full energies to the business and affairs of the Company.  Executive will not perform any duties for any other business without the prior written consent of the Chairman of the Board of Directors, and may engage in charitable, civic or community activities, provided that such duties or activities do not interfere with the proper performance of his duties under this Agreement. During the period of employment, if elected, the Executive shall serve as director on the Company’s Board of Directors, and the Company agrees (if approved by the independent members of the Board of Directors) to nominate Executive to serve on the Company’s Board of Directors at the first annual meeting after the Effective Date of this Agreement.  Additionally, if requested by the Board of Directors, Executive will serve as a director on the boards of directors of the Company’s affiliates.  Executive shall also serve as a member of any board committee to which he may be appointed.  Executive shall not receive any additional compensation for sitting on any such boards or committees.

2. Term of Employment. The employment hereunder shall commence on the Effective Date and end on June 30, 2010 (the "'Expiration Date"), unless terminated earlier pursuant to Paragraph 4 of this Agreement (the "Term of Employment"). This Agreement shall automatically renew for successive terms of one (1) year (each a "Renewal Term") commencing on the first day immediately following the Expiration Date, unless such renewal is objected to by either the Company or the Executive by giving prior written notice more than ninety (90) days and less than one hundred and twenty (120) days prior to the scheduled Expiration Date. In the event of such renewal, the last day of each successive Renewal Term shall be deemed the Expiration Date.

3. Compensation and Other Related Matters.

(a) Salary. As compensation for services rendered hereunder, the Executive shall receive an annual base salary of three hundred sixty thousand dollars ($360,000) (the “Annual Base Salary”), which salary shall be paid in accordance with the Company's then prevailing payroll practices for its officers and shall be subject to review annually by the Board of Directors.

(b) Annual Cash Bonus.

(i)
For the period from the Effective Date through June 30, 2008, the Executive shall be eligible to receive an annual cash bonus of up to ($175,000*N)/366 where N equals the number of days from the Effective Date through June 30, 2008 (the “First Annual Bonus”).  Eighty percent (80%) of the First Annual Bonus shall be paid to the Executive in the first payroll period after the Company’s Annual Report on Form 10-K for fiscal 2008 (“2008 Form 10-K”) is filed with the SEC, if Executive serves as the Company’s Chief Executive Officer on the date the 2008 Form 10-K is filed and the 2008 Form 10-K is filed no later than December 31, 2008.  Up to the remaining twenty percent (20%) of the First Annual Bonus shall be payable to the Executive in the same payroll period, at the sole discretion of the Board of Directors, after taking into account the Executive’s performance, provided that such payment shall be made, if at all, no later than March 15, 2009.

(ii)
For the period from July 1, 2008 through June 30, 2009, the Executive shall be eligible to receive an annual cash bonus of up to $175,000 (the “Second Annual Bonus”).  Twenty percent (20%) of the Second Annual Bonus shall be paid to the Executive in the first payroll period after the Company’s Annual Report on Form 10-K for fiscal 2009 (“2009 Form 10-K”) is filed with the SEC, if the Executive serves as the Company’s Chief Executive Officer on the date the 2009 Form 10-K is filed and the 2009 Form 10-K is filed no later than December 31, 2009.  Up to the remaining eighty percent (80%) of the Second Annual Bonus shall be payable to the Executive in the same payroll period, at the sole discretion of the Board of Directors, after taking into account the Executive’s performance, provided that such payment shall be made, if at all, no later than March 15, 2010.

(iii)
For the period from July 1, 2009 through June 30, 2010, the Executive shall be eligible to receive an annual cash bonus of up to $175,000 (the “Third Annual Bonus”).  Up to one hundred percent (100%) of the Third Annual Bonus shall be payable to the Executive in the first payroll period after the Company’s Annual Report on Form 10-K for fiscal 2010 (“2010 Form 10-K”) is filed with the SEC, if Executive serves as the Company’s Chief Executive Officer on the date the 2010 Form 10-K is filed and the 2010 Form 10-K is filed no later than December 31, 2010.  The Third Annual Bonus is payable at the sole discretion of the Board of Directors, after taking into account the Executive’s performance, provided that such payment shall be made, if at all, no later than March 15, 2011.

(c)  Equity Compensation.

(i)
Stock Options.  The Executive shall be granted 100,000 non-qualified stock options (the “Options”) to purchase shares of the Company's Common Stock, par value $.10 per share (the “Stock”), under the Company’s 2003 Equity Incentive Plan (the “Plan”) and the Company’s standard stock option agreement (the “Option Agreement”).  In addition to the terms set forth in the Plan and Option Agreement, the Employer and the Executive agree as follows:

a.
Vesting. Subject to continued employment of the Executive, the Options shall vest and become exercisable as follows: Twenty-five thousand (25,000) Options shall become exercisable on each of the first, second, third and fourth anniversary of the Effective Date.  In addition, upon an acquisition or sale of the Company as defined in Paragraph 5(g) below, all remaining unvested Options shall become immediately vested.

b.
Exercise. The Options shall be exercisable at a price equal to Fair Market Value (as defined in the Plan) on the date of grant (the “Strike Price”).  The Options terminate five years after the commencement of the Term of Employment.

(ii)
Performance Shares. The Executive shall be granted one hundred fifteen thousand (115,000) restricted shares of Stock (the “Performance Shares”) under the terms of the Company's Plan and an applicable restricted stock agreement.

a.
11,250 of the Performance Shares (the “Initial Performance Shares”) shall vest upon the filing of the 2008 Form 10-K with the SEC if the Board of Directors determines that the performance metrics setting out the vesting requirements for the Initial Performance Shares are achieved.  The performance metrics for the Initial Performance Shares shall be determined by the Compensation Committee of the Board of Directors and the Executive on or before September 30, 2007.

b.	3,750 of the Performance Shares shall vest upon the filing of the 2008 Form 10-K with the SEC.

c.
37,500 of the Performance Shares (the “Second Performance Shares”) shall vest upon the filing of the 2009 Form 10-K with the SEC if the Board of Directors determines that the performance metrics setting out the vesting requirements for the Second Performance Shares are achieved.  The performance metrics for the Second Performance Shares shall be determined by the Compensation Committee of the Board of Directors and the Executive on or before June 30, 2008.

d.	12,500 of the Performance Shares shall vest upon the filing of the 2009 Form 10-K with the SEC.

e.
37,500 of the Performance Shares (the “Third Performance Shares”) shall vest upon the filing of the 2010 Form 10-K with the SEC if the Board of Directors determines that the performance metrics setting out the vesting requirements for the Third Performance Shares are achieved.  The performance metrics for the Third Performance Shares shall be determined by the Compensation Committee of the Board of Directors and the Executive on or before June 30, 2009.

f.	12,500 of the Performance Shares shall vest upon the filing of the 2010 Form 10-K with the SEC.

All unvested Performance Shares shall terminate and be forfeit by the Executive upon the termination of Executive’s employment or if they do not vest pursuant to the performance metrics set forth in Section 3(ii).  Upon an acquisition or sale of the Company as defined in Paragraph 5(g) below, any unvested (and not forfeited) Performance Shares shall terminate and the Executive shall be paid cash pursuant to the following formula for each terminated share:  Two times the difference between the price per share of Stock paid by the acquirer and the Strike Price per share of Stock.

(d) Other Benefits. The fringe benefits, perquisites and other benefits of employment, including four (4) weeks vacation each year, to be provided to the Executive shall be equivalent to such benefits and perquisites as are provided to other senior executives of the Company as amended from time to time.

(e) Reimbursement. Subject to policies established from time to time by the Company, the Company shall reimburse Executive for the reasonable expenses incurred by him in connection with the performance of his duties hereunder, including but not limited to, travel expenses and entertainment expenses, for which the Executive shall account to the Company in a manner sufficient to conform to Internal Revenue Service requirements.

(f)  Relocation Expenses.  The Executive shall relocate to the Kansas City, Missouri metropolitan area, within six months of the date hereof.  From the Effective Date, the Executive will be officed at the Company’s Lenexa, Kansas offices during the term of this Agreement.  The Company will provide the Executive $80,000 to reimburse the Executive for the Executive’s moving costs and expenses, payable no later than March 15, 2008.

4. Termination.

(a) Disability. If, as a result of the incapacity of the Executive due to physical or mental illness, the Executive is unable to perform substantially and continuously the duties assigned to him hereunder for a period of three (3) consecutive months or for a non-consecutive period of nine (9) months during the Term of Employment, the Company may terminate his employment for "Disability" upon thirty (30) days prior written notice to the Executive.

(b) Death. The Executive's employment shall terminate immediately upon the death of the Executive.

(c) Cause. The Company shall be entitled to terminate the Executive's employment for "Cause." Termination by the Company of the employment of the Executive for "Cause" shall mean termination based upon (i) the failure by the Executive to follow directions communicated to him by the Chairman of the Board of Directors; (ii) the willful engaging by the Executive in conduct which is injurious to the Company, monetarily or otherwise; (iii) a conviction of, a plea of nolo contendere, a guilty plea or confession by the Executive to an act of fraud, misappropriation or embezzlement or to a felony; (iv) the Executive's habitual drunkenness or use of illegal substances; (v) a breach by the Executive of this Agreement; or (vi) an act of neglect or misconduct which the Company deems in good faith to be good and sufficient cause.  Executive hereby represents and warrants that he has never been convicted of an act of fraud, misappropriation, embezzlement or a felony, and Executive further warrants that during the Term of this Agreement, he will give the Company immediate notice of any charge against the Executive relating to any of the foregoing.

(d) Termination Without Cause. The Executive shall have the right to terminate the Executive's employment without cause at any time upon ninety (90) days prior written notice.  The Company shall have the right to terminate the Executive’s employment without cause at any time without notice.  The giving of notice by either party pursuant to Section 2 to prevent the renewal of this Agreement shall not be deemed a termination of Executive’s employment without cause.

(e) Good Reason. The Executive may terminate his employment with the Company for "'Good Reason" after giving the company five business days notice and the opportunity to cure.  Termination by the Executive of his employment for "Good Reason" shall mean termination based upon (i) a significant diminution in the Executive's material duties and responsibilities without the Executive's express written consent; (ii) a significant reduction by the Company in the Executive's base salary; or (iii) an acquisition or sale of the Company by or to a third party as defined in Paragraph 5(g).

5. Compensation Upon Termination or During Disability

(a) Disability. During any period that the Executive fails to perform his full-time duties with the Company for a three-month period as a result of incapacity due to physical or mental illness (the "Disability Period"), the Executive shall continue to receive his Annual Base Salary at the rate set forth in Paragraph 3(a) of this Agreement, less any compensation payable to the Executive under the applicable disability insurance plan of the Company during the Disability Period, until this Agreement is terminated pursuant to Paragraph 4(a) hereof. Thereafter, or in the event the Executive's employment shall be terminated by reason of his death, the Executive's benefits shall be determined under the Company's insurance and other compensation programs then in effect in accordance with the terms of such programs and the Company shall have no further obligation to the Executive under this Agreement.

(b) Death. In the event of the Executive's death, the Executive's beneficiary shall be entitled to receive the Executive's Annual Base Salary at the rate set forth in Paragraph 3(a) of this Agreement until the date of his death. Thereafter, the Company shall have no further obligation to the Executive or the Executive's beneficiary under this Agreement.

(c) Cause. If the Executive's employment shall be terminated by the Company for "Cause" as defined in Paragraph 4(c) of this Agreement, the Company shall continue to pay the Executive his Annual Base Salary at the rate set forth in Paragraph 3(a) of this Agreement through the date of termination of the Executive's employment. Thereafter, the Company shall have no further obligation to the Executive under this Agreement.

(d) Termination Without Cause. If the Company voluntarily terminates the Executive's employment with the Company pursuant to Paragraph 4(d) of this Agreement, the Company shall until the earlier of the twelve month anniversary of the termination of employment or the commencement of Executive’s employment at a successor employer, pay the Executive an amount equal to twelve months of the Executive's Annual Salary at the highest rate in effect during the period of the Executive's employment, payable in twelve equal monthly installments. Additionally, until the earlier of the twelve month anniversary of the termination of employment, or the commencement of the provision of health benefits to the Executive by a successor employer, the Company will pay the Executive’s COBRA premiums for the same health insurance coverage as immediately before the date of the termination. Thereafter, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement.  Notwithstanding the foregoing, the Company shall only be obligated to make the payments set forth in this section after the Executive delivers to the Company an executed Release and Severance Agreement, which shall be substantially in the form of Employer’s standard Release and Severance Agreement for all employees (a copy of the current form of release is attached hereto) subject to any changes as required under applicable law to give effect to its intent and purpose; and after delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

(e) Termination for Good Reason. If the Executive terminates his employment for Good Reason with the Company pursuant to Paragraph 4(e) of this Agreement, the Company shall until the earlier of the twelve month anniversary of the termination of employment or the commencement of Executive’s employment at a successor employer pay the Executive an amount equal to twelvemonths of the Executive's Annual Base Salary at the highest rate in effect during the period of the Executive's employment, payable in twelve equal monthly installments. Additionally, until the earlier of the twelve month anniversary of the termination of employment, or the commencement of the provision of health benefits to the Executive by a successor employer, the Company will pay the Executive’s COBRA premiums for the same health insurance coverage as immediately before the date of the termination. Thereafter, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement.  Notwithstanding the foregoing, the Company shall only be obligated to make the payments set forth in this section after the Executive delivers to the Company an executed Release and Severance Agreement, which shall be substantially in the form of Employer’s standard Release and Severance Agreement for all employees, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and after delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

(f) Acquisition or Sale ofCompany. If a third party described in Paragraph 5(g) of this Agreement terminates the Executive due to "an acquisition or sale of the Company", as described in Paragraph 5(g) below, the Company shall pay the Executive an amount equal to twelve months of Executive's Annual Base Salary at the rate in effect at the date of termination of the Executive's employment during the period of the Executive's employment, payable in twelve equal monthly installments. Until the earlier of the twelve month anniversary of the termination of employment, or the commencement of the provision of health benefits to the Executive by a successor employer, the Company will pay the Executive’s COBRA premiums for the same health insurance coverage as immediately before the date of the termination. Thereafter, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement.  Notwithstanding the foregoing, the Company shall only be obligated to make the payments set forth in this section after the Executive delivers to the Company an executed Release and Severance Agreement, which shall be substantially in the form of Employer’s standard Release and Severance Agreement for all employees, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and after delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

(g) Definition. For purposes hereof, "an acquisition or sale of the Company" to or by "a third party" shall mean the occurrence of any transaction or series of transactions which within a six (6) month period result in (i) greater than fifty percent (50%) of the then outstanding shares of Common Stock of the Company (for cash, property including, without limitation, stock in any corporation or other third party legal entity, indebtedness or any combination thereof) have been redeemed by the Company or purchased by a third party not previously affiliated with the Company, or exchanged for shares in any other corporation or other third party legal entity not previously affiliated with the Company, or any combination of such redemption, purchase or exchange, (ii) greater than fifty percent (50%) in book value of the Company's gross assets are acquired by a third party not previously affiliated with the Company (for cash, property including, without limitation, stock in any corporation whether or not unaffiliated with the Company, indebtedness of any person or any combination thereof), or (iii) the Company is merged or consolidated with another private or public corporation or other third party legal entity and the former holders of shares of Common Stock of the Company own less than 25% of the voting power of the acquiring, resulting or surviving corporation or other third party legal entity. For the purposes hereof a director or officer of the Company shall be considered "affiliated with the Company."

(h) Termination Without Cause.  If the Employee voluntarily resigns his employment with the Company pursuant to Paragraph 4(d) of this Agreement, the Company shall pay the Executive  during the ninety (90) day notice period (if the Executive remains employed during such period) an amount equal to three (3) months of the Executive's Annual Base Salary at highest rate in effect during the period of the Executive's employment, in accordance with the Company’s normal payroll practices, and shall provide health insurance for such three-month period (if the Executive remains employed during such period). After the last of such payments or after the Executive’s employment ends, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement.

6. Confidentiality and Restrictive Covenants.

(a) The Executive acknowledges that:

(i) the business in which the Company is engaged is intensely competitive and his employment by the Company will require that he have continual access to and knowledge of confidential information of the Company, including, but not limited to, the nature and scope of its products, the object and source code offered, marketed or under development by the Company or under consideration by the Company for development, acquisition, or marketing by the Company and the documentation prepared or to be prepared for use by the Company (and the phrase "by the Company" shall include other vendors, licensees or and resellers and value-added resellers of the Company's products or proposed product) and the Company's plans for creation, acquisition, improvement or disposition of products or software, expansion plans, financial status and plans, products, improvements, formulas, designs or styles, method of distribution, lists of remarketing and value-added and other resellers customer lists and contact lists, product development plans, rules and regulations, personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company's business, provided that Confidential Information will not include information which has become publicly known otherwise than through a breach by Executive of the provisions of this Agreement (collectively, "Confidential Information");

(ii)  the direct or indirect disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company's business;

(iii)  by his training, experience and expertise, the Executive's services to the Company will be special and unique; and

(iv)  if the Executive leaves the Company's employ to work for a competitive business, in any capacity, it would cause the Company irreparable harm.

(b)  Covenant Against Disclosure. The Executive therefore covenants and agrees that all Confidential Information relating to the business products and services of the Company, any subsidiary, affiliate, seller or reseller, value-added vendor or customer shall be and remain the sole property and confidential business information of the Company, free of any rights of the Executive. The Executive further agrees not to make any use of the confidential information except in the performance of his duties hereunder and not to disclose the information to third parties, without the prior written consent of the Company. The obligations of the Executive under this Paragraph 6 shall survive any termination of this Agreement. The Executive agrees that, upon any termination of his employment with the Company, all Confidential Information in his possession, directly or indirectly, that is in written or other tangible or readable form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Executive or furnished to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(c)  Non-competition. The Executive agrees that, during the Term of Employment and for a period of twelve months following the date of termination of the Executive's employment with the Company,  the Executive will not own, manage,  or be connected as an officer, employee or director with, or aid or assist anyone else in the conduct of, any entity or business which competes with any business conducted by the Company or any of its subsidiaries or affiliates, in the United States, Canada and the UK and any other area where such business is being conducted on the date the Executive's employment is terminated hereunder. Notwithstanding the foregoing the Executive's ownership of securities of a public company engaged in competition with the Company not in excess of five (5%) percent of any class of such securities shall not be considered a breach of the covenants set forth in this Paragraph 6.

(d)  Further Covenant. Until the date which is one (1) year after the date of the termination of the Executive's employment hereunder for any reason, the Executive will not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Company or any of its subsidiaries or affiliates during the period of the Executive's employment, the Executive will  not encourage or participate in any of the following actions on behalf of such business:

(i) persuade or attempt to persuade any customer of the Company or any seller, reseller or value-added vendor of the Company or of its products to cease doing business with the Company or any of its subsidiaries or affiliates, or to reduce theamount of business it does with the Company or any of its subsidiaries or affiliates;

(ii) solicit for himself or any entity the business of (A) any customer of the Company or any of its subsidiaries or affiliates, or (B) any seller, reseller or-value-added vendor of the Company, or of its products, or (C) solicit any business from a customer which was a customer of the Company or any of its subsidiaries or affiliates within twelve months prior to the termination of the Executive's employment; and

(iii) persuade or attempt to persuade any employee of the Company or any of itssubsidiaries or affiliates or any individual who was an employee of the Company or any of its subsidiaries or affiliates, at any time during the six-month period prior to the Executive's termination of employment, to leave the employ of the Company or any of its subsidiaries or affiliates.

7. Intellectual Property. The Executive hereby agrees that any and all (i) software, object code, source code, and documentation, (ii) any improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, patents, trade secrets, (iii) Food and Drug Administrative ("FDA") applications seeking approval by the FDA, information contained in the Forms 510-k of the FDA and approvals from FDA, and (iv) other proprietary information made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours of work or otherwise) during the period of his employment with the Company, which may be directly or indirectly useful in, or relate to, the business being carried out by the Company or any of its subsidiaries or affiliates, shall be promptly and fully disclosed by the Executive to the Board of Directors and shall be the Company's exclusive property as against the Executive, and the Executive shall promptly deliver to the Board of Directors of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid.

The Executive shall, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents, copyrights and FDA applications or approvals of the Company with respect to such inventions or work product or improvements or enhancements as are to be the Company's exclusive property as against the Executive under this Paragraph 7 or to vest in the Company title to such inventions as against the Executive, the expense of securing any such patent or copyright, to be borne by the Company.

8. Breach by Employee. Both parties recognize that the services to be rendered under this Agreement by the Executive are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of the Agreement to be performed by him, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enforce the specific performance thereof by the Executive. Without limiting the generality of the foregoing, the parties acknowledge that a breach by the Executive of his obligations under Paragraph 6 or 7 would cause the Company irreparable harm, that no adequate remedy at law would be available in respect thereof and that therefore the Company would be entitled to seek injunctive relief with respect thereto.

9. Arbitration. Without precluding acting to obtain specific performance and/or injunctive relief pursuant to Paragraph 8 above, in the event of any dispute between the parties hereto arising out of or relating to this Agreement or the employment relationship, including, without limitation, any statutory claims of discrimination, between the Company and the Executive (except any dispute with respect to Paragraphs 6 and 7 hereof), such dispute shall be settled by arbitration in the City of Kansas City, State of Kansas, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The parties hereto agree that the arbitral panel shall also be empowered to grant injunctive relief to a party, which may be included in any award. Judgment upon the award rendered, including injunctive relief, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, if any dispute arises between the parties under Paragraphs 6 or 7, neither the Executive nor the Company shall be required to arbitrate such dispute or claim, but each party shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding hereunder.

10. Conformance to Section 409A.  Notwithstanding any provisions of this Agreement to the contrary, in the event that the Company determines that any provision of this Agreement may violate or otherwise not comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Company may, without the consent of the Executive: (i) adopt such amendments to this Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended treatment of this Agreement or the benefits provided by this Agreement and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A.

11. Miscellaneous.

(a) Successors; Binding Agreement. This Agreement and the obligations of the Company hereunder and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided, however, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.

(b) Notice. All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, delivered by an express delivery (one day service), delivered by telefax and confirmed by express mail or one day express delivery service, or mailed by United States registered mail, return receipt requested, addressed as follows:

If to the Company:
Mediware Information Systems, Inc.
11711 West 79th Street
Lenexa, KS 66214

If to the Executive:
Thomas Mann
Mediware Information Systems, Inc.
11711 West 79th Street
Lenexa, KS 66214

or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas without regard to the conflict of law rules thereof.

(d) Waivers. The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(e) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(g) Entire Agreement. This Agreement (including the applicable stock option and restricted stock agreements) sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

(i) Headings Descriptive. The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

(j) Capacity. The Executive represents and warrants that he is not a party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

(k)  Indemnification.  The Executive, while serving as an officer and/or director of the Company, shall have the benefits of the applicable indemnification provisions set forth in the charter and By-laws of the Company and of the applicable insurance protections set forth in the Company’s applicable insurance policies.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

EXECUTIVE:	MEDIWARE INFORMATION SYSTEMS, INC:

Thomas K. Mann	By:
	Name:	LAWRENCE AURIANA
	Title:	CHAIRMAN